2000 Westchester Avenue, Purchase, New York 10577 •?(914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) –?(914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide
Reports Second-Quarter Earnings,
Reaffirms 2012 EPS Expectation

•	2Q12 Adjusted Net Income of $31.2 Million, $1.18 per Share

•	2Q12 Reported Net Income of $30.9 Million, $1.16 per Share

•	Adjusted and Reported 2012 EPS Expected to Exceed $5.10, 24% Growth from 2011 Adjusted EPS

PURCHASE, N.Y., August 2, 2012 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced earnings for the second quarter of 2012 and reaffirmed guidance for full-year earnings in excess of $5.10 per diluted share on both a reported and adjusted basis.

For the three months ended June 30, 2012, adjusted net income attributable to common stockholders totaled $31.2 million, or $1.18 per diluted share, compared with $26.0 million, or $0.98 per diluted share, for the three months ended June 30, 2011.

On a reported basis, second-quarter 2012 net income attributable to common stockholders totaled $30.9 million, or $1.16 per diluted share, compared with $23.8 million, or $0.90 per diluted share, in the second quarter of 2011.

Revenues totaled $424.7 million in the second quarter of 2012 and $349.6 million in the second quarter of 2011.

“Earnings in the second quarter of 2012 were driven by the strength and resilience of our business model as well as our ability to leverage the scale and efficiencies inherent in our operations,” said William J. Flynn, President and Chief Executive Officer. “We also saw an increase in contributions from the investments we’ve made to diversify and grow our revenue and earnings streams.

“Our new 747-8F aircraft, which are providing efficient, wide-body, long-haul cargo service for our customers, supported volumes and profitability in our core ACMI business during the quarter. ACMI customers flew more than 4% above contractual minimums during the period, and CMI flying for Boeing and DHL Express continued to ramp up.

“In AMC Charter, volumes and profitability increased as strong growth in our military passenger service outweighed a moderation in AMC cargo demand. And in Commercial Charter, higher volumes and profitability reflected the scale and flexibility of our operations. We deployed an additional 747-400 aircraft to support increased demand in South America, and we responded to relatively solid demand in other markets, particularly from the high-tech and automotive industries, with two 747-400 cargo aircraft that were available during their ACMI remarketing periods. These aircraft returned to ACMI service in June and July 2012, demonstrating the strong interest in our 747-400 aircraft.”

During the second quarter, an average of 1.1 Dreamlifter large cargo freighters were in CMI service for Boeing, up from 0.7 last year. CMI cargo service for DHL increased to three 767 freighters at the end of the quarter from none last year and one at the end of the first quarter. A fourth 767 freighter entered service in July, and a fifth is expected to enter service in October 2012.

Earnings in the second quarter of 2012 also reflected a reduction in maintenance expense, primarily due to the retirement of 747-200 aircraft. Results in each segment, however, were partially offset by increased crew costs and other volume-driven operating expenses compared with the second quarter of 2011. In addition, AMC Charter and Commercial Charter incurred higher aircraft ownership costs related to the deployment of 747-400 aircraft in each segment in lieu of 747-200 aircraft.

Adjusted results in the second quarter of 2012 exclude incremental costs related to the retirement of the company’s 747-200 fleet, costs incurred to refinance certain debt, and a gain on the disposal of aircraft. Adjusted results in the second quarter of 2011 exclude pre-operating expenses for the introduction of new aircraft types, including incremental costs incurred as a result of aircraft delivery delays, as well as a gain on the disposal of aircraft.

Half-Year Results

For the six months ended June 30, 2012, adjusted net income attributable to common stockholders totaled $44.9 million, or $1.69 per diluted share, compared with $38.7 million, or $1.47 per diluted share, for the six months ended June 30, 2011.

On a reported basis, first-half 2012 net income attributable to common stockholders totaled $43.7 million, or $1.65 per diluted share, compared with $34.4 million, or $1.30 per diluted share, in the first half of 2011.

Revenues totaled $784.0 million in the first six months of 2012 and $647.2 million in the first six months of 2011.

Outlook

“During the past several years,” Mr. Flynn noted, “we have significantly transformed our business model. We have aggressively managed and modernized our existing fleet, developed and grown our express network ACMI service for DHL Express, and added our new 747-8F aircraft.

“In addition, we are driving improved operating efficiencies, and implementing a growth strategy that leverages our core competencies. And we are capitalizing on new organizational capabilities such as our AMC passenger flying, CMI operations and 767 service.

“Together, our transformed business model and our initiatives are enabling us to generate additional earnings and cash flow while maintaining a solid balance sheet.

“As a result, we continue to expect strong earnings growth in 2012. Demonstrating our operating leverage, we anticipate that reported and adjusted fully diluted earnings will increase approximately 24% compared with adjusted 2011 EPS, to more than $5.10 per share, as our block hours increase approximately 17%.”

In reaffirming guidance for 2012, the company continues to expect further sequential improvement in its third- and fourth-quarter results, with third-quarter earnings to be moderately higher than the second quarter and fourth-quarter earnings to be substantially higher than the third quarter.

Anticipated airfreight market growth during the second half will be led by high-tech product launches and supported by current low inventory levels.

While our outlook acknowledges near-term uncertainties about the global economy and the impact that may have on airfreight demand, we have seen and continue to expect increasing contributions in 2012 from the investments we have made in our business.

Our new 747-8 and our 747-400 cargo aircraft are driving growth and profitability in our ACMI business. We have taken delivery of our fourth and fifth 747-8Fs and placed them into service for Panalpina. We also began flying for a new customer, Etihad Airways, in June and placed a ninth -400F with DHL Express in July. These placements show the growing interest in 747-8Fs and the continuing attractiveness of factory-built 747-400 freighters.

Volumes in our AMC Charter business, including our new 767 operations, should total approximately 20,000 block hours in 2012, with passenger block hours likely to contribute more than 50% of that level.

Maintenance expense in 2012 is expected to total approximately $175 million. Line maintenance, which is based on block hours operated, should account for about 57% of these expenditures in 2012. As block hours are expected to increase over 2011 levels, line maintenance will grow accordingly. Approximately 38% of maintenance expense should be for heavy airframe checks and engine maintenance, with the balance for non-heavy maintenance. From a timing perspective, about 55% of total maintenance expense in 2012 occurred in the first and second quarters, with approximately 24% expected in the third quarter and 21% in the fourth quarter.

Mr. Flynn concluded: “We have built a resilient business model, and we are executing on an exciting strategic growth plan. With our modern, efficient fleet, business mix and solid balance sheet, we are positioned to do well in all economic conditions and to drive our revenues and earnings to higher sustained levels over the next several years and beyond.”

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s second-quarter 2012 financial and operating results at 11:00 a.m. Eastern Time on Thursday, August 2, 2012.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the second-quarter call) or at the following Web address:

http://www.media-server.com/m/p/8bd35548.

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through August 9 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 12674555#.

2Q12 Performance versus 2Q11

Operating revenues of $424.7 million in the second quarter of 2012 increased $75.1 million, or 21%, compared with the first quarter of 2011. Revenues in the second quarter primarily reflected strong growth in our military passenger service and higher volumes in our Commercial Charter operations.

Total block hours increased 9% (37,742 block hours versus 34,541) compared with the second quarter of 2011, while average operating aircraft, excluding Dry Leasing aircraft, increased 14% (35.7 compared with 31.3). Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 11.6 hours per aircraft per day during the quarter compared with 12.1 in the second quarter of 2011, primarily due to the introduction into service in 2012 of 767 cargo and passenger aircraft that typically fly fewer block hours than our 747 cargo aircraft.

In ACMI, revenues of $160.4 million compared with revenues of $160.4 million in the second quarter of 2011. Revenues in the latest period reflected an increase in average ACMI revenue per block hour ($6,233 versus $6,127) offset by a modest decline in block-hour volumes (25,737 versus 26,188).

The increase in ACMI revenue per block hour during the quarter was primarily driven by higher rates for our 747-8F aircraft. The decrease in block-hour volumes largely reflected the return of two 747-400 ACMI cargo aircraft during the period, one of which was subsequently placed in ACMI service with a new customer, Etihad Airways, in June 2012 and one of which entered express network ACMI service for DHL Express in July 2012. Partially offsetting the decrease in block-hour volumes, we began CMI flying of 767 cargo aircraft for DHL beginning in March 2012. On average, our ACMI customers flew 4.1% above contractual minimums during the quarter.

For the quarter, an average of 22.0 aircraft (21.0 cargo aircraft and 1.0 passenger aircraft) directly supported our ACMI operations, compared with an average of 22.1 aircraft (21.1 cargo aircraft and 1.0 passenger aircraft) in the second quarter of 2011.

AMC Charter revenues of $138.0 million increased $25.5 million, or 23%, in the latest quarter. The increase was primarily driven by $63.3 million of incremental revenue from passenger charter flying, which we began in May 2011. Block-hour volumes increased due to the flying of 3,389 passenger block hours compared with 177 in the second quarter of 2011, partially offset by a decrease of 2,067 cargo block hours (2,680 versus 4,747) compared with the second quarter of 2011. AMC Charter cargo block-hour rates increased 15% ($25,783 versus $22,515), primarily due to premiums earned on flying more 747-400 cargo aircraft during the quarter, partially offset by a decrease in the average “pegged” fuel price paid by the U.S. military ($3.61 versus $3.66). AMC Charter passenger block-hour rates averaged $20,335 during the quarter. The AMC passenger business has a lower rate per block hour than cargo service, reflecting the type of flying performed and the type of aircraft flown.

An average of 7.4 aircraft (2.9 cargo aircraft and 4.5 passenger aircraft) supported our AMC Charter operations during the quarter, compared with an average of 6.0 aircraft (5.5 cargo aircraft and 0.5 passenger aircraft) in the second quarter of 2011.

In Commercial Charter, revenues of $120.8 million were $49.8 million, or 70%, higher than the second quarter of 2011. Revenues were driven by an increase in block-hour volumes (5,739 versus 3,213), partially offset by a reduction in block-hour rates ($21,054 versus $22,119). Block-hour volumes primarily reflected the redeployment of a second 747-400 cargo aircraft to support increased demand in South America as well as the redeployment of 747-400 cargo aircraft from ACMI operations during remarketing periods. Block-hour rates reflected the impact of lower fuel costs and lower yields on commercial charter capacity during the quarter compared with the second quarter of 2011.

For the quarter, an average of 6.3 aircraft (6.0 cargo aircraft and 0.3 passenger aircraft) supported our Commercial Charter operations, compared with an average of 3.2 aircraft (3.2 cargo aircraft and zero passenger aircraft) in the second quarter of 2011.

Operating Expenses

Operating expenses in the second quarter of 2012 totaled $368.6 million, an increase of $56.6 million, or 18%, compared with the same quarter in 2011, primarily due to increases in aircraft fuel, labor expense, passenger and ground handling services, depreciation and amortization, and other operating expenses.

Aircraft fuel expense of $117.6 million increased $17.2 million, or 17%, compared with the second quarter of 2011. Fuel expense during the quarter rose approximately $21.8 million due to an increase in fuel consumption, partially offset by a reduction of $4.6 million related to a decline in fuel prices. In Commercial Charter, fuel consumption increased by 6.7 million gallons, driven by an increase in block-hour volumes, while the average price per gallon declined to $3.31 compared with $3.48 in the second quarter of 2011. In AMC Charter, consumption decreased by 0.6 million gallons, reflecting the use of more efficient 747-400 and 767-300 aircraft compared with less efficient 747-200 aircraft, partially offset by an increase in block hours flown.

Labor expense of $73.4 million during the quarter increased $11.9 million, or 19%, primarily due to an increase in wages for crewmembers; an increase in total block hours flown; and the hiring of additional employees to support new aircraft.

Passenger and ground handling services totaled $18.6 million during the second quarter of 2012, an increase of $11.3 million, or 156%. Both passenger catering and contract services for flight attendants have been reclassified to this line item from Other operating expenses for the periods presented.

Depreciation and amortization of $13.9 million increased $5.1 million, or 58%, compared with the second quarter of 2011, reflecting the introduction of additional aircraft to the company’s fleet.

Other operating expenses totaled $29.5 million during the quarter, an increase of $6.2 million, or 27%. The increase was primarily due to an increase in commissions related to the growth in AMC Charter revenue; an increase in insurance expense reflecting our larger fleet; and an increase in flight simulator training for our pilots.

Maintenance expense of $43.4 million decreased $3.5 million, or 7%, during the quarter, driven by an $8.9 million reduction in maintenance for 747-200 aircraft partially offset by increases of $2.0 million for 747-400 aircraft and $3.4 million for other aircraft.

747-400 aircraft heavy maintenance expense during the quarter increased approximately $1.5 million due to an increase in maintenance expense on engines, partially offset by a reduction in C and D Check expense compared with the year-ago period. Non-heavy maintenance expense decreased $1.3 million due to the timing of non-heavy maintenance events compared with the second quarter of 2011, and line maintenance expense increased $1.8 million driven by an increase in block-hour volumes.

Reflecting an increase in block hours flown, line maintenance expense for 747-8F and 767 aircraft increased $3.4 million.

Due to the retirement of the 747-200 fleet during the first quarter of 2012, heavy maintenance expense on 747-200 aircraft decreased approximately $5.5 million and line maintenance decreased $3.4 million.

Heavy maintenance activity during the quarter included two C Checks on 747-400 aircraft compared with three 747-400 C Checks, one 747-400 D Check, and two 747-200 C Checks in the second quarter of 2011. In addition, there were six engine overhauls during the period compared with three in the second quarter of 2011.

Net Interest and Other Non-Operating Expenses

Net interest expense of $4.8 million during the quarter compared with net interest income of $1.4 million in the second quarter of 2011, primarily reflecting an increase in average debt balances related to the financing of four 747-8F aircraft.

Income Taxes

Second-quarter results included an income tax expense of $18.9 million compared with an income tax expense of $14.9 million in the second quarter of 2011, resulting in an effective income tax rate of 37.7% versus a rate of 37.9%.

Our effective income tax rates differ from the U.S. federal statutory rate primarily due to the income tax impact of global operations, U.S. state income taxes, and the non-deductibility of certain items for tax purposes.

Cash, Cash Equivalents and Short-Term Investments

At June 30, 2012, our cash, cash equivalents and short-term investments totaled $244.2 million, compared with $195.2 million at December 31, 2011.

The change in cash, cash equivalents and short-term investments in the first half of 2012 was driven by net cash of $85.9 million provided by operating activities and net cash of $134.7 million provided by financing activities, partially offset by net cash of $174.7 million used for investing activities.

Net cash used for investing activities primarily related to the purchase of our fourth 747-8F cargo aircraft for our ACMI operations and a third 767-300ER passenger aircraft for our AMC Charter and Commercial Charter operations.

Net cash provided by financing activities primarily reflected proceeds from the issuance of debt in connection with the delivery of our fourth 747-8F that were partially offset by payments on debt obligations and debt issuance costs. Both the proceeds from our issuance of debt and the payments on our debt obligations reflect the refinancing of a $142.0 million floating-rate term loan with fixed-rate notes issued in the capital markets.

Outstanding Debt

At June 30, 2012, our balance sheet debt totaled $899.9 million, including the impact of $49.4 million of unamortized discount.

The face value of our debt obligations at June 30, 2012 totaled $949.3 million, compared with $801.9 million on December 31, 2011.

Adjusted EBITDAR and Adjusted EBITDA

Adjusted EBITDAR, which reflects adjustments for fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, totaled $113.2 million in the second quarter of 2012 compared with $91.7 million in the second quarter of 2011. For the first six months of 2012, Adjusted EBITDAR totaled $188.8 million compared with $158.5 million in 2011.

Adjusted EBITDA, which reflects adjustments for fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, totaled $70.5 million in the latest reporting period compared with $50.2 million in the second quarter of 2011. Adjusted EBITDA for the first six months of 2012 was $106.6 million compared with $78.6 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDAR and EBITDA; Direct Contribution; Adjusted Pretax Income; Adjusted Net Income Attributable to Common Stockholders; and Adjusted Diluted EPS, which exclude certain items that impact year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

We use these non-GAAP financial measures in assessing the performance of our ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Atlas Air Worldwide also maintains a 49% interest in Global Supply Systems Limited (GSS). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by Atlas Air Worldwide with the Securities and Exchange Commission on February 15, 2012. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2012 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2012	—	June 30, 2011	June 30, 2012	—	June 30, 2011

Operating Revenue
ACMI	$160,421		$160,442	$315,124		$306,477
AMC Charter	138,014		112,473	259,308		193,649
Commercial Charter	120,827		71,067	197,774		136,603
Dry Leasing	2,862		2,134	5,807		3,677
Other	2,581		3,458	5,996		6,775

Total Operating Revenue	$424,705		$349,574	$784,009		$647,181

Operating Expenses
Aircraft fuel	117,571		100,358	212,334		174,525
Salaries, wages and benefits	73,378		61,498	144,254		123,262
Maintenance, materials and repairs	43,371		46,860	96,351		96,929
Aircraft rent	42,758		41,567	82,176		79,921
Passenger and ground handling services	18,618		7,275	31,389		13,502
Navigation, landing fees and other rent	15,882		12,603	28,937		23,943
Travel	14,823		9,922	27,443		19,044
Depreciation and amortization	13,877		8,775	28,180		17,105
Gain on disposal of aircraft	(1,163)		(181)	(1,359)		(301)
Other	29,472		23,278	57,607		45,140

Total Operating Expenses	368,587		311,955	707,312		593,070

Operating Income	56,118		37,619	76,697		54,111

Non-operating Expenses (Income)
Interest income	(4,887)		(5,080)	(9,796)		(10,196)
Interest expense	15,631		9,912	29,594		20,208
Capitalized interest	(5,952)		(6,185)	(12,304)		(11,602)
Loss on early extinguishment of debt	142		-	142		-
Other (income) expense, net	1,082		(406)	785		(364)

Total Non-operating Expenses (Income)	6,016		(1,759)	8,421		(1,954)
Income before income taxes	50,102		39,378	68,276		56,065
Income tax expense	18,906		14,907	26,140		21,131

Net Income	31,196		24,471	42,136		34,934
Less: Net income (loss) attributable
to noncontrolling interests	344		624	(1,551)		570

Net Income Attributable
to Common Stockholders	$30,852		$23,847	$43,687		$34,364

Earnings per share:
Basic	$1.17		$0.91	$1.66		$1.31

Diluted	$1.16		$0.90	$1.65		$1.30

Weighted average shares:
Basic	26,428		26,269	26,394		26,155

Diluted	26,511		26,491	26,500		26,397

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

		For the Three Months Ended		For the Six Months Ended

	June 30, 2012		June 30, 2011	June 30, 2012	June 30, 2011

Operating Revenue:
ACMI		$160,421	$160,442	$315,124	$306,477
AMC Charter		138,014	112,473	259,308	193,649
Commercial Charter		120,827	71,067	197,774	136,603
Dry Leasing		2,862	2,134	5,807	3,677
Other		2,581	3,458	5,996	6,775
Total Operating Revenue	$	424,705	$349,574	$784,009	$647,181

Direct Contribution:

ACMI		$40,793	$37,963	$64,948	$60,765
AMC Charter		29,984	19,801	50,565	33,999
Commercial Charter		10,081	8,828	11,957	17,867
Dry Leasing		1,253	1,185	2,589	2,013
Total Direct Contribution for Reportable Segments		82,111	67,777	130,059	114,644
Unallocated income and expenses		(33,030)	(28,580)	(63,000)	(58,880)
Loss on early extinguishment of debt		(142)	—	(142)	—
Gain on disposal of aircraft		1,163	181	1,359	301
Income before Income Taxes		50,102	39,378	68,276	56,065
Interest income		(4,887)	(5,080)	(9,796)	(10,196)
Interest expense		15,631	9,912	29,594	20,208
Capitalized interest		(5,952)	(6,185)	(12,304)	(11,602)
Loss on early extinguishment of debt		142	—	142	—
Other (Income) Expense, net		1,082	(406)	785	(364)
Operating Income	$	56,118	37,619	76,697	54,111

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, pre-operating expenses, nonrecurring items, gains on disposal of aircraft, unallocated revenue and unallocated fixed costs.

Direct ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt, interest income on debt securities and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including special charges, pre-operating expenses and nonrecurring items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
		—	June 30, 2012	June 30, 2011	Percent Change

Net Income Attributable to Common Stockholders	$		30,852	$23,847	29.4%
After-tax impact from:
Fleet retirement costs[1]			1,043	—
Pre-operating expenses[2]			—	2,301
Loss on early extinguishment of debt			90	—
Gain on disposal of aircraft			(741)	(115)

Adjusted Net Income Attributable to Common Stockholders	$		31,244	$26,033	20.0%

Diluted EPS	$		1.16	$0.90	28.9%
After-tax impact from:
Fleet retirement costs[1]			0.04	—
Pre-operating expenses[2]			—	0.09
Gain on disposal of aircraft			(0.03)	—

Adjusted Diluted EPS[3]	$		1.18	$0.98	20.4%

			For the Six Months Ended

		—	June 30, 2012	June 30, 2011	Percent Change

Net Income Attributable to Common Stockholders	$		43,687	$34,364	27.1%
After-tax impact from:
Fleet retirement costs[1]			1,968	—
Pre-operating expenses[2]			—	4,543
Loss on early extinguishment of debt			90	—
Gain on disposal of aircraft			(866)	(192)

Adjusted Net Income Attributable to Common Stockholders	$		44,879	$38,715	15.9%

Diluted EPS	$		1.65	$1.30	26.9%
After-tax impact from:
Fleet retirement costs[1]			0.07	-
Pre-operating expenses[2]			-	0.17
Gain on disposal of aircraft			(0.03)	(0.01)

Adjusted Diluted EPS[3]	$		1.69	$1.47	15.0%

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.

[2]	Pre-operating expenses in 2011 related to the introduction of new aircraft types and included incremental costs incurred as a result of delivery delays.

[3]	Items may not sum due to rounding.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

For the Twelve Months Ended
December 31, 2011
Net Income Attributable to Common Stockholders	$96,083
After-tax impact from:
Pre-operating expenses[1]	9,455
Special charge[2]	3,466
Gain on disposal of aircraft	(232)

Adjusted Net Income Attributable to Common Stockholders	$108,772

Diluted EPS	$3.64
After-tax impact from:
Pre-operating expenses[1]	0.36
Special charge[2]	0.13
Gain on disposal of aircraft	(0.01)

Adjusted Diluted EPS[3]	$4.12

[1]	Pre-operating expenses in 2011 related to the introduction of new aircraft types and included incremental costs incurred as a result of aircraft delivery delays.

[2]	Special charge in 2011 included asset impairment and employee termination charges related to the retirement of the 747-200 fleet.

[3]	Items may not sum due to rounding.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended

	June 30, 2012	June 30, 2011	—	June 30, 2012	June 30, 2011

Income before income taxes	$50,102	$39,378		$68,276	$56,065
Fleet retirement costs[1]	1,637	—		3,090	—
Pre-operating expenses[2]	—	3,940		—	7,706
Loss on early extinguishment of debt	142	—		142	—
Gain on disposal of aircraft	(1,163)	(181)		(1,359)	(301)
Adjusted pretax income	50,718	43,137		70,149	63,470
Interest (income) expense, net	4,792	(1,353)		7,494	(1,590)
Other non-operating expenses	1,082	(406)		785	(364)
Operating income before fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gain on disposal of aircraft	56,592	41,378		78,428	61,516
Depreciation and amortization	13,877	8,775		28,180	17,105
Adjusted EBITDA[3]	70,469	50,153		106,608	78,621
Aircraft rent	42,758	41,567		82,176	79,921
Adjusted EBITDAR[4]	$113,227	$91,720		$188,784	$158,542

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.

[2]	Pre-operating expenses in 2011 were related to the introduction of new aircraft types and include incremental costs incurred as a result of delivery delays.

[3]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, as applicable.

[4]	Adjusted EBITDAR: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

		For the Three Months Ended			For the Six Months Ended
		June 30,		Percent	June 30,		Percent
		2012	2011	Change	2012	2011	Change
Block Hours
ACMI		25,737	26,188	(1.7%)	50,246	49,887	0.7%
AMC Charter
Cargo		2,680	4,747	(43.5%)	5,869	8,877	(33.9%)
Passenger		3,389	177	NM	5,240	177	NM
Commercial Charter		5,739	3,213	78.6%	9,429	6,378	47.8%
Non revenue		197	216	(8.8%)	631	432	46.1%

Total Block Hours		37,742	34,541	9.3%	71,415	65,751	8.6%

Revenue Per Block Hour
ACMI		$6,233	$6,127	1.7%	$6,272	$6,143	2.1%
AMC Charter
Cargo		25,783	22,515	14.5%	25,295	21,184	19.4%
Passenger		20,335	31,610	(35.7%)	21,155	31,610	(33.1%)
Commercial Charter		21,054	22,119	(4.8%)	20,975	21,418	(2.1%)
Average Utilization (block hours per day)
ACMI		12.9	13.0	(0.8%)	12.6	12.8	(1.6%)
AMC Charter
Cargo		10.2	9.5	7.4%	9.0	9.6	(6.3%)
Passenger		8.3	3.9	112.8%	7.8	3.3	136.4%
Commercial Charter		10.0	11.0	(9.1%)	9.1	10.4	(12.5%)

	All Operating Aircraft[1]	11.6	12.1	(4.1%)	11.2	12.0	(6.7%)
Fuel
AMC
	Average fuel cost per gallon	$3.61	$3.66	(1.4%)	$3.57	$3.34	6.9%
	Fuel gallons consumed (000s)	15,522	16,098	(3.6%)	29,551	29,463	0.3%
Commercial Charter
	Average fuel cost per gallon	$3.31	$3.48	(4.9%)	$3.38	$3.27	3.4%
	Fuel gallons consumed (000s)	18,590	11,913	56.0%	31,621	23,249	36.0%
	[1] Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

For the Three Months Ended			For the Six Months Ended
June 30,		Percent	June 30,		Percent
2012	2011	Change	2012	2011	Change

Segment Operating Fleet (average
aircraft equivalents during the
period)
ACMI[1]
747-8F Cargo	3.3	-	NM	3.2	-	NM
747-400 Cargo	16.2	21.0	(22.9%)	16.7	20.3	(17.7%)
747-200 Cargo	-	0.1	NM	-	0.2	NM
767-200 Cargo	1.5	-	NM	0.9	-	NM
747-400 Passenger	1.0	1.0	NM	1.1	1.0	10.0%

Total	22.0	22.1	(0.5%)	21.9	21.5	1.9%
AMC Charter
747-400 Cargo	2.9	1.2	141.7%	3.3	1.0	230.0%
747-200 Cargo	-	4.3	NM	0.3	4.1	(92.7%)
747-400 Passenger	1.6	0.5	220.0%	1.7	0.3	NM
767-300 Passenger	2.9	-	NM	2.0	-	NM

Total	7.4	6.0	23.3%	7.3	5.4	35.2%
Commercial Charter
747-400 Cargo	6.0	1.7	252.9%	4.9	1.9	157.9%
747-200 Cargo	-	1.5	NM	0.4	1.5	(73.3%)
747-400 Passenger	0.2	-	NM	0.2	-	NM
767-300 Passenger	0.1	-	NM	0.2	-	NM

Total	6.3	3.2	96.9%	5.7	3.4	67.6%
Dry Leasing
757-200 Cargo	1.0	1.0	NM	1.0	1.0	NM
737-800 Passenger	2.0	0.8	150.0%	2.0	0.4	NM

Total	3.0	1.8	66.7%	3.0	1.4	114.3%

Total Operating Aircraft	38.7	33.1	16.9%	37.9	31.7	19.6%

Out of Service[2]	-	0.2	NM	-	0.5	NM

[1] ACMI average fleet excludes spare aircraft provided by CMI customers.
[2] Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.